Exhibit 10.2

SEPARATION AGREEMENT

     This Separation Agreement (this “Agreement”) is made as of February 28, 2011 (the “Effective Date”), by and between Sandra Marino (“Executive”) and Pall Corporation, a corporation formed under the laws of the State of New York (the “Company”).

     WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of October 1, 2009 (the “Employment Agreement”);

     WHEREAS, Executive resigned, effective January 28, 2011 as Senior Vice President, General Counsel and Corporate Secretary of Pall Corporation and from any and all other positions she may have held at the Company or any of its subsidiaries and affiliates, it being understood that her resignation as an employee of the Company would not be effective until February 28, 2011 for purposes of transitioning her responsibilities; and

     WHEREAS, the parties wish to supersede the Employment Agreement in its entirety and set forth certain agreed upon terms in connection with her resignation;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive agree as follows:

     1. Termination of Employment. The parties hereto hereby agree that Executive’s employment with the Company will terminate effective February 28, 2011 pursuant to her resignation dated January 28, 2011.

     2. Certain Payments.

     (a) Accrued Obligations. Subject to Section 14 below, Executive shall be entitled to (i) any accrued but unpaid base salary at the annual rate of $373,000 as of February 28, 2011, (ii) payment for accrued but unused vacation days and accrued but unused personal days as of February 28, 2011; (iii) any unreimbursed business expenses as of the date of such separation, paid no later than March 30, 2011, upon presentation of supporting documentation in accordance with normal practice and (iv) any vested benefits as of February 28, 2011 under any benefit plans maintained, or contributed to, by the Company, or any disability benefits program sponsored by the Company, in accordance with the terms and conditions of each such plan or program.

     (b) Equity Awards. Subject to Sections 3 and 14 below, and subject to Executive’s compliance with Sections 4, 6 and 7 below, Executive will be entitled to the following payments and benefits:

     (i) During the period beginning on February 28, 2011 and ending on February 28, 2014, any of Executive’s stock options that are (A) not yet vested under the 2005 Stock Compensation Plan, as amended (the “Stock Plan”), and (B) outstanding, in each case as of February 28, 2011, will not be cancelled, but will continue to be or become exercisable in the manner and at the times set forth in the applicable grant agreements and the Stock Plan as though Executive had not experienced a Termination of Employment (as defined in the Stock Plan or, if defined therein, in the applicable grant agreement) until February 28, 2014. Any of Executive’s stock options that are exercisable on February 28, 2014, will remain exercisable until May 31, 2014, at which time all unexercised options will expire.

     (ii) During the period beginning on February 28, 2011 and ending on February 28, 2014, any of Executive’s restricted stock units that are (A) not yet vested under the Stock Plan and (B) outstanding, in each case as of February 28, 2011, will not be cancelled, but will continue to vest and be settled in the manner and at the times set forth in the applicable grant agreements and the Stock Plan as though Executive had not experienced a Termination of Employment (as defined in the Stock Plan or, if defined therein, in the applicable grant agreement) until February 28, 2014.

     (iii) During the period beginning on February 28, 2011 and ending on February 28, 2014, any of Executive’s restricted units not yet vested under the Management Stock Purchase Plan, as amended (the “MSPP”), credited to her Matching Restricted Unit Subaccount (including Dividend Equivalent Units) as of February 28, 2011 will not be cancelled, but will continue to vest and be settled in the manner and at the times set forth under the MSPP as though Executive had not experienced a Termination of Employment until February 28, 2014. Executive’s units credited to her Purchased Restricted Unit Subaccount (including Dividend Equivalent Units) will vest on February 28, 2011 and be settled in accordance with Section 7 of the MSPP. All capitalized terms in this Section 2(b)(iii) not otherwise defined in this Agreement will have the meaning set forth in the MSPP.

     (iv) If a Change in Control (as currently defined in the MSPP or the Stock Plan, as applicable) occurs prior to February 28, 2014, then any of Executive’s (i) restricted units not yet vested under the MSPP (if the Change in Control constitutes a Change in Control as currently defined in the MSPP) and/or (ii) restricted stock units and stock options not yet vested under the Stock Plan (if the Change in Control constitutes a Change in Control as currently defined in the Stock Plan), as applicable, that are outstanding on the date of such Change in Control will automatically vest thereupon.

     (c) Legal Expenses. Upon submission of an invoice to the Company, the Company will pay the fees of Loeb & Loeb LLP up to a cap of $43,000 and issue to it a Form 1099 for tax reporting purposes in accordance with its customary vendor payment practices.

     3. Releases.

     The payments and benefits under Section 2(b) and 2(c) are subject to the condition that Executive has delivered to the Company an executed copy of a release substantially in the form attached hereto as Exhibit A and such release has become irrevocable prior to March 30, 2011. The Company will deliver to Executive an executed copy of a release substantially in the form attached hereto as Exhibit B on February 28, 2011 (the “Company Release”) which shall become irrevocable simultaneously with the irrevocability of the release executed by Executive.

     4. Restrictive Covenants.

     (a) Non-Competition. During the period commencing on the Effective Date and ending on February 28, 2013 (the “Restrictive Covenant Period”), Executive shall not, without the written permission of the Company, render services to any corporation, individual or other entity engaged in any activity, or herself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries.

     (b) Non-Disparagement. During the Restrictive Covenant Period, Executive shall not make any disparaging or untruthful remarks concerning the Company or any of its subsidiaries, or their officers, directors, employees or agents, whether acting in their individual or representative capacities. Executive shall not be deemed to have breached Executive’s obligations under the foregoing sentence if during Executive’s employment with the Company Executive criticizes the job performance of employees who report to Executive, or makes remarks which Executive believes to be truthful about any Company employee as part of performing her duties hereunder, as part of such employees’ performance reviews and evaluations, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of Executive’s obligations to comply with laws, regulations and Company policies and procedures. Additionally, in the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Restrictive Covenant Period any information that may be disparaging, Executive shall comply with such requests, provided that Executive shall give the Company prompt notice of any such request so that the Company may seek an appropriate protective order, and provided that Executive shall comply with the terms of any protective order so obtained. Similarly, during the Restrictive Covenant Period, the Company shall not make any disparaging or untruthful remarks concerning Executive, except that the Company shall not be deemed to have breached its obligations hereunder: (a) if during Executive’s employment with the Company, any Company director, employee, agent or representative criticizes Executive’s job performance as part of performance reviews and evaluations or in response to questions from members of management, the board of directors or Company advisors, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of laws, regulations and Company policies and procedures, or (b) in the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Restrictive Covenant Period any information that may be disparaging, the Company complies with such requests, provided that the Company shall give Executive prompt notice of any such request so that Executive may seek an appropriate protective order, and provided that the Company shall comply with the terms of any protective order so obtained.

     (c) Non-Solicitation of Employees or Customers. During the Restrictive Covenant Period, Executive will not (i) indirectly or directly solicit, encourage, induce, or recruit any person who is then an employee of the Company or any of its subsidiaries to seek or accept employment with any other employer, or (ii) indirectly or directly solicit, encourage, or induce any customer of the Company to become the customer of any business that is competitive to any material extent with the business of the Company or any of its subsidiaries.

     5. Company’s Right to Injunctive Relief. Executive acknowledges that Executive’s services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Executive. The parties also acknowledge and agree that, if, in any judicial proceeding, a court shall deem any of the restrictive covenants in Sections 6 or 8, invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and if any such restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or enforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

     6. Inventions and Patents. All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during Executive’s employment with the Company, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

     7. Trade Secrets and Confidential Information. Executive shall not, either directly or indirectly, except as required in the course of employment by the Company, disclose or use at any time, whether during or subsequent to Executive’s employment with the Company, any information of a proprietary nature owned by the Company, including but not limited to, records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by Executive in the performance of Executive’s duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company’s business, which Executive shall prepare, use, construct or observe, shall be and remain the Company’s sole property. Upon the separation from service of Executive’s employment or at any time prior thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.

     8. Mergers and Consolidations; Assignability. In the event that the Company, or any entity resulting from any merger or consolidation referred to in this Section 8 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this Section 8, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of Executive’s death it shall be binding upon and inure to the benefit of Executive’s legal representatives to the extent required to effectuate the terms hereof.

     9. Captions. The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

     10. Choice of Law. This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York, regardless of conflict of law principles.

     11. Entire Contract. This instrument contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company’s standard printed form of “Employee’s Secrecy and Invention Agreement” or “Employee Agreement” if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement and the Company Release is being executed on behalf of the Company by an officer of the Company duly authorized to do so by the Company’s Board of Directors.

     12. Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail or overnight courier service such as Federal Express or UPS Air or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail or overnight courier service) or delivered to it (if delivered by hand) at its principal office for the attention of the Corporate Secretary of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to Executive personally or shall be addressed to Executive (if sent by mail or overnight courier service) at Executive’s most recent residence address shown in the Company’s employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date of mailing thereof or delivery to the overnight courier service, or if delivered personally, on the date so delivered.

     13. Termination of Existing Agreement. The Employment Agreement between the parties hereto which is in effect on the date hereof is hereby terminated and replaced and superseded by this Agreement, effective on the Effective Date. All payments, of Base Salary or otherwise, made by the Company under any such existing agreement with respect to any period commencing on or after the Effective Date shall be credited against the corresponding payment obligations of the Company under this Agreement with respect to such period.

     14. Section 409A of the Internal Revenue Code.

          (a) Compliance. This Agreement is intended to comply with the requirements of Section 409A, or an exemption and shall in all respects be administered and interpreted in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a separation from service (as determined under Section 409A). Each installment of any payments and benefits provided to Executive under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)) will be treated as a separate “payment” for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement if such designation would violate Section 409A. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by Section 409A. In no event shall the Company be required to pay Executive any gross-up or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

          (b) Delay in Payment. If Executive is a “specified employee” (as such term is defined in Section 409A) at the time of Executive’s separation from service, any payments under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation §1.409A-1(b)(1)) to which Executive would otherwise be entitled during the first six (6) months following Executive’s “separation from service” and payable as a result of such “separation from service” shall be deferred and accumulated for a period of six (6) months and paid in a lump sum on the first day of the seventh (7th) month following such separation from service (or, if earlier, the date of Executive’s death) (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive (or if Executive has died, to Executive’s Successor defined below), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing: (i) “Executive’s Successor” shall mean such payee or payees as Executive shall at any time designate by written notice to the Company or in Executive’s last will and testament or, if no such designation is made, then to the legal representatives of Executive’s estate, and (ii) the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date as of which Executive is treated as having incurred a “separation from service” for purposes of Section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PALL CORPORATION

By: /s/ Robert Kuhbach	Date: March 4, 2011
Name: Robert Kuhbach
Title: General Counsel and Corporate Secretary

SANDRA MARINO	Date: March 4, 2011

/s/ Sandra Marino

Exhibit A

GENERAL RELEASE

     1. Release of Claims and Waiver of Rights.

     (a) In consideration of the benefits being provided to me under the Separation Agreement (the “Separation Agreement”) dated as of February 28, 2011, between me and Pall Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, Sandra Marino, hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.

     (b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.

     (c) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, all as amended including the amendment set forth in 42 U.S.C. § 1981 concerning damages in cases of intentional discrimination in employment, the New York State Human Rights Law, including N.Y. Exec. Law § 296, the New York City Human Rights Law, including § 8-107 of the Administration Code and Charter of New York City, and the New York Labor Law, and any other comparable national or state laws, all as amended.

     (d) Notwithstanding the preceding paragraph (c) or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. In addition, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.

     (e) This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

     (f) This General Release shall not apply to any rights in the nature of indemnification or payments under applicable directors and officers insurance policies which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, any other similar benefits required to be provided by statute, any accrued but unpaid base salary through and including February 28, 2011, or any right to unreimbursed business expenses incurred through February 28, 2011. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Separation Agreement, or any other obligations of the Company under the Separation Agreement.

     2. Continued Cooperation. In consideration of the Payments, I also agree to fully cooperate with the Company with respect to any reasonable assistance the Company may request from me upon reasonable notice to me, including but not limited to in connection with any legal claims, demands, or causes of action against the Company which relate to or are based on events that arose during the period of my employment with the Company. The Company shall pay me for such cooperation, at an hourly rate, calculated on the basis of my regular salary (not including bonus or any benefits) immediately prior to the termination of my employment with the Company, for each hour of assistance that I provide to the Company at its request, and shall reimburse me for all expenses I reasonably incur in connection with such cooperation, provided I deliver to the Company an invoice(s) in respect of such amounts, which invoice details with reasonable sufficiency the assistance provided and the number of hours spent providing such assistance. Notwithstanding the foregoing, unless otherwise agreed to by me, the Company shall not require me to provide such assistance on more than twenty (20) days in any year, nor shall the Company require me to travel outside the United States to provide such assistance. A condition for me providing any such assistance is that the Company shall agree to indemnify me for any and all liability I may incur in connection with providing such assistance to the same extent as if I was still an executive officer of the Company.

     3. Representations and Covenants. I hereby represent and agree to all of the following:

     (a) I have carefully read this General Release.

     (b) I understand it fully.

     (c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.

     (d) Before executing this General Release, I had twenty-one (21) days to consider my rights and obligations under this General Release.

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     (e) The period of time I had to consider my rights and obligations under this General Release was reasonable.

     (f) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.

     (g) Execution of this General Release and the General Release becoming enforceable (in accordance with paragraph (h) below) within thirty (30) days from the date of my “separation from service” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) is a condition to the Payments, which payments and benefits are in addition to anything of value to which I am already entitled to receive from the Company and its affiliates.

     (h) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Chief Executive Officer or Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in Section 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.

     (i) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company.

     (j) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any state or federal court, before any agency or other administrative body or in any other forum.

     (k) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials, including, but not limited to, the Chief Financial Officer, the Chief Compliance Officer, the Head of the Audit Committee or the Director of Internal Audit of the Company.

     (l) My obligations under the Separation Agreement (attached hereto) including my obligations under the sections entitled Covenant Not to Compete, Non-Disparagement, Non-Solicitation, Inventions and Patents, Trade Secrets and Confidential Information, are reasonable, are necessary to protect legitimate interests of the Company, and continue beyond the termination of my employment and the execution of this General Release. If I violate my obligations under the Separation Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), and this General Release will remain in full force and effect.

     (m) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

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     (n) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect, provided, however, that if the general release of all claims given by me herein is challenged by me and is, as a result, declared illegal, invalid, or unenforceable, this General Release will become null and void and, to the fullest extent permitted by law, any Payments (which are being provided to me as a result of my execution of this General Release) which have not yet been made by the Company to me shall no longer be required to be made.

     (o) Except as necessary to enforce my rights under this General Release or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which I will notify the Company reasonably in advance of disclosure) or except to the extent such information has become public knowledge, I shall keep confidential and not disclose to any person, other than my spouse or attorneys, accountants and/or tax advisors who shall be obligated to and agree to keep confidential, the existence, nature and terms of this General Release, the amount and fact of any payment to me, any and all discussions, communications, and correspondence leading to this General Release and any and all events, conduct, statements and/or communications giving rise to or relating in any way to any and all claims, obligations or liabilities, I have or may have. This General Release shall not be construed as an admission by the Company or any other Releasee of any liability whatsoever for any damages, injuries or other claims, obligations or liabilities alleged or which may be alleged by me.

     (p) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

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     4. Declaration. I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Signature:

Date:

Name:

Acknowledged before me this	__________	day of	_______________,	__________

NOTARY PUBLIC

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Exhibit B

GENERAL RELEASE

     1. Release of Claims and Waiver of Rights.

     (a) Pursuant to the Separation Agreement (the “Separation Agreement”) dated as of February 28, 2011, between Sandra Marino (“Executive”) and Pall Corporation (the “Company”), the Company, on behalf of itself and its affiliates, successors and assigns, hereby releases, remises and acquits Executive and her heirs, successors and assigns (the “Releasees”), from, and holds them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that it, its affiliates, successors or assigns has or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.

     (b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with Executive, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander or intentional tort, arising under any federal, state, or local common or statutory law or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to Executive’s employment relationship with the Company and its affiliates and the termination of that relationship. The Company will not file or permit to be filed on its behalf any such claim.

     (c) Notwithstanding anything to the contrary contained in this Section 1, (i) the Company does not release any of the Releasees from Executive’s obligations under the Separation Agreement and (ii) nothing in this General Release shall affect, or constitute a waiver by the Company of, any of its rights or obligations to recoup any compensation of whatever kind paid by the Company or any of its affiliates at any time to Executive to the fullest extent such recoupment is required by applicable law or listing standards , but only to the minimum extent that such listing standards implement such applicable law, or any Company policy but only to the minimum extent such Company policy is implementing such applicable law and listing standards.

     2. Representations and Covenants. The Company hereby represents and agrees to all of the following:

     (a) If the Company should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

     (b) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

     (c) The Company has consulted its attorneys in connection with entering into this General Release and is freely, voluntarily and knowingly entering into this General Release.

     (d) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect.

     (e) Except as necessary to enforce its rights under this General Release or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which the Company will notify Executive reasonably in advance of disclosure to the extent legally permissible) or except to the extent such information has become public knowledge, the Company shall keep confidential and not disclose to any person, other than its then current employees, officers or directors with a reason to know such information or its attorneys, accountants, and/or tax advisors, who in each case shall be obligated to and agree to keep confidential, the existence, nature and terms of this General Release, the amount and fact of any payment to Executive, any and all discussions, communications, and correspondence leading to this General Release and any and all events, conduct, statements and/or communications giving rise to or relating in any way to any and all claims, obligations or liabilities, the Company has or may have. This General Release shall not be construed as an admission by Executive or any other Releasee of any liability whatsoever for any damages, injuries or other claims, obligations or liabilities alleged or which may be alleged by the Company.

     3. Declaration. The Company declares under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

PALL CORPORATION

By:

Date:

Name:

Title:

Acknowledged before me this	__________	day of	_______________,	__________

NOTARY PUBLIC

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